  Exhibit 2(d)

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
RED OAK CAPITAL FIXED INCOME III, LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this “First Amendment”) of RED OAK CAPITAL FIXED INCOME III, LLC, a Delaware limited liability company (the “Company”) is made as of July 29, 2019 (“Effective Date”), by Red Oak Capital GP, LLC, a Delaware limited liability company (the “Member”), as the sole member of the Company. Unless otherwise indicated, capitalized words and phrases used in this First Amendment shall have the meanings set forth in the Limited Liability Company Agreement.

RECITALS

A.            The Company was duly organized as a limited liability company under Delaware law and is governed by that certain Limited Liability Company Agreement dated June 12, 2019 (the “Agreement”).

B.            On July 29, 2019, the Member filed a certificate of amendment to the certificate of formation of the Company (the “Certificate of Amendment”) with the Office of the Secretary of State of the State of Delaware to change the name of the Company from “Red Oak Capital Fixed Income III, LLC” to “Red Oak Capital Fund III, LLC.”

C.           The Member desires to amend the Agreement to reflect the change in the Company’s name pursuant to the Certificate of Amendment as set forth below.

AMENDMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agrees as follows:

1.            Section 1.07 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.07           “Company” shall mean Red Oak Capital Fund III, LLC, a Delaware limited liability company.

3.           All references in the Agreement to “Red Oak Capital Fixed Income III, LLC” are hereby deleted and replaced with references to “Red Oak Capital Fund III, LLC.”

4.           This First Amendment shall be deemed to amend the Agreement and, to the extent of any conflict therewith, supersedes the provisions thereof. All remaining terms and conditions of the Agreement not modified by this First Amendment shall remain in full force and effect, and the Member hereby ratifies and confirms the Agreement, as hereby amended, in all respects.

5.            The laws of the State of Delaware shall govern the validity of this First Amendment and the construction and interpretation of its terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Member has executed this First Amendment as of the Effective Date.

MEMBER:

Red Oak Capital GP, LLC
a Delaware limited liability company

By: Red Oak Capital Group, LLC,
a Delaware limited liability company
Its: Sole Member

By: /s/ Chip Cummings
Name: Chip Cummings
Its: Manager

By: /s/ Joseph Elias
Name: Joseph Elias
Its: Manager

By: /s/ Kevin Kennedy
Name: Kevin Kennedy
Its: Manager

[Signature page to First Amendment to Limited Liability Company Agreement of Red Oak Capital Fixed Income III, LLC]